UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2004

Digital Generation Systems, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 0-27644

Delaware	94-3140772
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(972) 581-2000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On June 14, 2004, Digital Generation Systems, Inc. (the “Company”) announced the completion of the transaction whereby DG Systems Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“DGSA”), purchased substantially all of the assets of the Broadcast Division (“Broadcast”) of Applied Graphics Technologies, Inc. (“AGT”). DGSA and AGT completed the acquisition on June 10, 2004 but agreed it would be effective as of June 1, 2004.

The Company tendered $15.0 million in cash to AGT as consideration for the assets of Broadcast. This amount was comprised of $1.0 million of the Company’s cash reserves and $14 million borrowed from the Company’s lenders (JP Morgan Chase Bank, Comerica Bank and Merrill Lynch Business Financial Services, Inc.) under the Company’s Amended and Restated Credit Agreement. The consideration paid by the Company was determined pursuant to arms-length negotiations between the Company and AGT.

As a result of the transaction, the Company acquired certain plant, equipment and other physical property. These assets were used by AGT for the distribution of program and/or advertising content to television and radio stations throughout the country utilizing conventional and electronic duplication technology. The Company intends to continue the use of the acquired assets for the same purpose.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required by this item will be filed by amendment not later than 75 days after the consummation of the acquisition.

(b) Pro Forma Financial Information.

The pro forma financial statements required by this item will be filed by amendment not later than 75 days after the consummation of the acquisition.

(c) Exhibits:

2.1	Asset Purchase Agreement between DG Systems Acquisition Corporation and Applied Graphics Technologies, Inc., dated as of May 12, 2004. (Filed herewith)

99.1	Press Release dated June 14, 2004 (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION SYSTEMS, INC.

Dated: June 25, 2004	By:	/S/ OMAR A. CHOUCAIR
Omar A. Choucair Chief Financial Officer (Principal Accounting Officer)